50 Minuteman Road, Andover, Massachusetts 01810 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY FOR IMMEDIATE RELEASE News Release Mercury Systems Announces Appointment of Michelle M. McCarthy as Vice President, Chief Accounting Officer and Controller ANDOVER, Mass. − Feb. 20, 2018 −Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com) announced today that Michelle M. McCarthy has joined the Company as Vice President, Chief Accounting Officer and Controller. Ms. McCarthy, a sixteen-year veteran of corporate finance, will report to Michael Ruppert, Mercury’s Executive Vice President and Chief Financial Officer, and will be responsible for the Company's financial reporting, accounting and tax operations. "We are delighted to have someone of Michelle's experience and financial acumen join Mercury's management team," said Ruppert. "She has a proven record of success guiding accounting, financial reporting and governance functions in complex global organizations, which will be of great benefit to our Company and shareholders. Additionally, her experience in acquisition due diligence, technical accounting and integration will be very valuable as we seek to continue our record of organic and acquisition-related growth." Ms. McCarthy has extensive experience in accounting and reporting at several companies. Previously, Ms. McCarthy held senior financial positions with Analog Devices, Inc., serving most recently as Corporate Controller. Before that, she served as Corporate Financial Reporting Manager at J. Jill, Inc. and Manager of the Retail, Manufacturing and Industrial Group within the assurance practice of Ernst and Young, LLP. Ms. McCarthy earned a bachelor of science in business administration, accounting and finance degree from Suffolk University Sawyer School of Management and is a Certified Public Accountant licensed in Massachusetts. Mercury Systems – Innovation That Matters™ Mercury Systems (NASDAQ: MRCY) is a leading commercial provider of secure sensor and safety-critical processing subsystems. Optimized for customer and mission success, Mercury's solutions power a wide variety of critical defense and intelligence programs. Headquartered in Andover, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry's current and emerging technology needs. To learn more, visit www.mrcy.com. # # # Contact: Michael Ruppert, CFO Mercury Systems, Inc. +1 978-967-1990 Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.